Exhibit 99.1

STONERIDGE REDEEMS $157.5 MILLION OF 9.5% SENIOR SECURED NOTES

•	New Credit Facility used to refinance Notes; initial borrowing level $100.0 million at LIBOR plus 145 basis points
•	New Credit Facility adds flexibility to capital structure while lowering interest expense

WARREN, Ohio – October 15, 2014 – Stoneridge, Inc. (NYSE: SRI) announced today that it has redeemed the remaining $157.5 million of its outstanding 9.5% Senior Secured Notes (the “Notes”) using $57.5 million in cash and $100.0 million in borrowings under its new $300.0 million Senior Secured Revolving Credit Facility (the “Credit Facility”). The cost of borrowing on the initial $100.0 million will be LIBOR plus 145 basis points.

“Consummating the sale of the Wiring Business on August 1, 2014, executing our new Credit Facility on September 12, 2014 and now extinguishing the Notes mark important steps in transforming Stoneridge,” said John C. Corey, President and Chief Executive Officer of Stoneridge. “Our new Credit Facility will reduce interest expense significantly and offer much greater flexibility to our capital structure while improving our free cash flow, which will provide greater value to our shareholders.”

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443